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EXHIBIT 99.1

At Equity Marketing, Inc.: Larry Madden Chief Financial Officer (323) 932-4315	At FRB -- Weber Shandwick: Tony Rossi Investor Relations (310) 407-6563

For Immediate Release

EQUITY MARKETING COMPLETES ACQUISITION OF UPSHOT

LOS ANGELES, July 18, 2002—Equity Marketing, Inc. (Nasdaq: EMAK), a leading marketing services company, announced today that it has completed the acquisition of the principal assets of UPSHOT, a marketing agency rooted in consumer behavior insight with expertise in promotion, event, collaborative, direct, and environmental marketing. The assets involved in this transaction generated approximately $30 million of revenue in 2001.

        Terms of the transaction include a purchase price of $10.25 million in cash, plus additional contingent consideration if certain performance targets are attained in the twelve month period following the close. Equity Marketing will finance the acquisition through its existing working capital and will remain debt-free after completion of the transaction.

        UPSHOT, named Agency of the Year by PROMO Magazine in 1999, has a reputation for creating highly successful integrated marketing programs for world class brands such as The Coca-Cola Company, Disney Vacation Club, Hallmark Cards, The Minute Maid Company, Morgan Stanley, Procter & Gamble and J.E. Seagram & Sons.

        "UPSHOT is the ideal complement to Equity Marketing's core strengths, and we believe    this acquisition significantly enhances the scope and capabilities of our company," said Equity Marketing Chairman and Chief Executive Officer Don Kurz. "With the addition of UPSHOT's strategic planning capabilities and unique understanding of consumer behavior, we will truly be a full-service shop for the design and execution of strategy-based marketing programs. We believe this will enhance our appeal to both current and prospective clients."

        Key anticipated benefits of this transaction include:

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  Expanded marketing services capabilities, with expertise in the following areas:

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  Strategic planning and research

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  Entertainment marketing

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  Design and manufacturing of custom promotional products

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  Promotion

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  Event marketing

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  Collaborative marketing

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  Direct marketing

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  Environmental marketing

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  With enhanced financial stability, improved outlook for leveraging UPSHOT's outstanding reputation and track record of success to grow its client roster

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  Enhanced cross-selling opportunities as it relates to integrating each company's services into existing client relationships

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  Expanded geographic presence with new offices in Chicago, IL and Richmond, VA

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  Increased client diversification

        "We are very excited to leverage the distinct strengths of Equity to offer enhanced services to our clients," said UPSHOT President Brian Kristofek. "We not only will expand our capabilities to include premium based promotional programs and deepen our expertise in the critical kids and families market segment, but we will also be able to tap into Equity's long-standing relationships within the entertainment industry."

        The acquisition of UPSHOT represents the continuation of Equity Marketing's focused M&A strategy, which is designed to add complementary businesses and capabilities that can contribute to the Company's growth and provide important financial and service diversification.

        In July 2001, Equity acquired Logistix Limited—the premier youth focused marketing services company based in the U.K. "We have been pleased with the performance of Logistix, which has been an important contributor to our growth this year," said Mr. Kurz. "Furthermore, we believe we have established a strong corporate infrastructure that can effectively support additional organic and acquisitive growth."

  Conference Call and Webcast

        Equity Marketing will hold a conference call today at 5 p.m. Eastern Time / 2 p.m. Pacific Time to discuss the UPSHOT acquisition. The conference call will be broadcast live over the Internet at www.equity-marketing.com. To access the webcast, go to the Investor Relations section of the Web site at least 15 minutes prior to download any necessary software. A replay of the broadcast will be available on the Web site approximately one hour after the end of the conference call and archived for at least 30 days.

ABOUT EQUITY MARKETING

        Equity Marketing, Inc. is a leading global marketing services company based in Los Angeles, with offices in London, Paris, New York, and Hong Kong. The Company designs and produces custom promotional programs that build sales and brand value for retailers, restaurant chains and consumer goods companies such as Burger King Corporation, The Coca-Cola Company, CVS/pharmacy, Kellogg's, Procter & Gamble and others. The Company complements its core promotions business by developing and marketing distinctive consumer products, based on trademarks it owns or classic licensed properties, which are sold through specialty and mass-market retailers. More information about Equity Marketing is available on the Company's web site at www.equity-marketing.com.

        Certain expectations and projections regarding the future performance of Equity Marketing, Inc. discussed in this news release are forward-looking and are made under the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These expectations and projections are based on currently available competitive, financial and economic data along with the Company's operating plans and are subject to future events and uncertainties. Management cautions the reader that the following factors, among others, could cause the Company's actual consolidated results of operations and financial position in 2002 and thereafter to differ significantly from those expressed in forward-looking statements: the Company's dependence on a single customer; the significant quarter-to-quarter variability in the Company's revenues and net income; the Company's dependence on the popularity of licensed entertainment properties; the Company's dependence on foreign manufacturers; the negative results of litigation, governmental proceedings or environmental matters; and the potential negative impact of past or future acquisitions. The Company undertakes no obligation to publicly release the results of any revisions to forward-looking statements, which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The risks highlighted herein should not be assumed to be the only items that could affect the future performance of the Company.

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  EXHIBIT 99.1
EQUITY MARKETING COMPLETES ACQUISITION OF UPSHOT